Exhibit 99.1

SECOND AMENDMENT

THIS SECOND AMENDMENT dated as of May 31, 2005 (this "Amendment") is to the Credit Agreement (as heretofore amended, the "Credit Agreement") dated as of June 4, 2003 among INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (the "Borrower"), various financial institutions (the "Banks") and LASALLE BANK NATIONAL ASSOCIATION, as agent for the Banks (the "Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement.

WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

    AMENDMENTS. On (and subject to the occurrence of) the Amendment Effective Date (as defined below), (i) the definition of "Commitment Termination Date" in Section 1.1 of the Credit Agreement shall be amended by deleting the date "May 31, 2005" where it appears in such definition and inserting "May 30, 2006" in lieu thereof, (ii) the definitions of "Facility A Commitment," "Facility B Commitment" and "Total Commitment" in Section 1.1 of the Credit Agreement shall be amended and restated to read in their entireties as follows

    "Facility A Commitment" means, for each Bank, its commitment to make Revolving A Loans to, and participate in Letters of Credit issued upon the application of, Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the Facility A Commitment of each Bank as of the Second Amendment Effective Date is set forth on Schedule I.

    "Facility B Commitment" means, for each Bank, its commitment to make Revolving B Loans to Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the Facility B Commitment of each Bank as of the Second Amendment Effective Date is set forth on Schedule I.

    "Total Commitment" means, for each Bank, its commitment to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the Total Commitment of each Bank as of the Second Amendment Effective Date is set forth on Schedule I.

    (iii) Section 1.1 of the Credit Agreement shall be amended by adding the following definition in its appropriate alphabetical position

    "Second Amendment Effective Date" means the "Amendment Effective Date" under and as defined in the Second Amendment hereto dated as of May 31, 2005.

    (iv) Schedule I of the Credit Agreement shall be amended to read in its entirety as set forth in Schedule I hereto and (v) Schedules III and IV, respectively, of the Credit Agreement shall be amended to read in their entireties as set forth in Exhibit A hereto..

    REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent and the Banks that after giving effect to this Amendment: (a) the representations and warranties made in the Credit Agreement are true and correct on and as of the Amendment Effective Date with the same effect as if made on and as of the Amendment Effective Date; (b) no Event of Default or Default exists or will result from the execution and delivery of this Amendment by the Borrower; (c) the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations under the Credit Agreement as amended hereby (as so amended, the "Amended Credit Agreement") (i) are within the corporate powers of the Borrower, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approvals from any governmental authority having jurisdiction over the Borrower and (iv) do not and will not conflict with any provision of any law or any administrative order or decree that is binding on the Borrower or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Borrower or of any agreement that is binding on the Borrower or any of its Subsidiaries; and (d) the Amended Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding at law or in equity).
    EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective as of the date (the "Amendment Effective Date") when (a) the Agent shall have received a counterpart of this Amendment executed by the Borrower and the Banks, (b) the Agent shall have received a new Note for each Bank in the amount of such Bank's Total Commitment (after giving effect hereto), executed by the Borrower and (c) the Borrower shall have paid an amendment fee to the Agent for the account of each Bank in an amount equal to 0.10% of such Bank's Total Commitment (after giving effect hereto) in immediately available funds.
    MISCELLANEOUS.
      Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the Amendment Effective Date, all references in the Credit Agreement, the Notes, each other Financing Document and any similar document to the "Credit Agreement" or similar terms shall refer to the Amended Credit Agreement.
      Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.
      Expenses. The Borrower agrees to pay the reasonable out-of-pocket costs and expenses of the Agent (including without limitation reasonable attorney's fees) in connection with the preparation, execution and delivery of this Amendment.
      Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be wholly performed within the State of Illinois.
      Successors and Assigns. This Amendment shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Borrower, the Banks and the Agent; provided that the Borrower shall not have any right to assign this Amendment without the prior written consent of the Agent and the Banks.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INDIANAPOLIS POWER & LIGHT COMPANY

By:

Name:

Title:

LASALLE BANK NATIONAL ASSOCIATION, individually and as Agent

By:

Name:

Title:

NATIONAL CITY BANK OF INDIANA

By:

Name:

Title:

FIRST NATIONAL BANK & TRUST

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

SCHEDULE I

BANKS AND COMMITMENTS

Bank	Facility A Commitment	Facility B Commitment	Total Commitment
LaSalle Bank National Association	$13,002,832.87	$17,597,167.13	$30,600,000
National City Bank of Indiana	$8,498,583.57	$11,501,416.43	$20,000,000
JPMorgan Chase Bank, N.A.	$4,249,291.78	$5,750,708.22	$10,000,000
First National Bank & Trust	$4,249,291.78	$5,750,708.22	$10,000,000

TOTAL	$30,000,000	$40,600,000	$70,600,000

EXHIBIT A

Amended Schedules

SCHEDULE III

PENDING LITIGATION

Since May 2003, IPALCO, IPL, AES and certain former directors and officers of IPALCO and/or IPL received subpoenas from the Securities Division of the Indiana Secretary of State seeking information related to the acquisition of IPALCO by AES. IPALCO, IPL, AES and the individuals have produced various materials in response to the subpoenas and otherwise cooperated fully with the Secretary of State in connection with the inquiry. Since August 11, 2004, no further inquiries or other communications from the Secretary of State have been made concerning the matter.

In November 2002, IPL was sued in a Fair Labor Standards Act ("FLSA") collective action lawsuit filed in the U.S. District Court for the Southern District of Indiana. The complaint alleges that certain of IPL's current and former employees were not paid overtime pay at the rate required by the FLSA. We believe that IPL did not violate the FLSA.

Many years ago, IPL obtained, through purchases from several owners, a substantial tract of land as a potential site for a future power plant. IPL later determined it no longer intended to build a power plant on that land and sold it in 2004. In September 2004, a former owner of a parcel included within IPL's land sued IPL in Morgan County Superior Court in a purported class action to force IPL to pay any profit on the sale to the various former owners, as well as profits received from ground leases and timber sales. The plaintiff contended, in essence, that IPL obtained the various parcels through eminent domain or the threat of eminent domain and alleged violations of Indiana's eminent domain statute, conversion and unjust enrichment. IPL believes the suit is without merit. At this time discovery has not yet begun and the court has not certified a class.

As of March 31, 2005, IPL is a defendant in approximately 113 pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a "premises defendant" in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

In addition, we are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on IPL's financial statements, results of operations or liquidity.

SCHEDULE IV

EXISTING INVESTMENTS

Name	Book Value at 4/30/05
IPL Funding Corporation	$50,000.00
Tecumseh Coal Company - Common Stock	361,845.82
Lynx Capital Corporation	100,000.00
National Equity Fund	217,323.00